Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

ASCP—WEASLER HOLDINGS LLC,

ASCP—WEASLER HOLDINGS, INC.,

WEASLER ENGINEERING, INC.

and

ACTUANT CORPORATION

Dated as of May 19, 2011

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”), dated as of May 19, 2011, is made by and among ASCP—WEASLER HOLDINGS LLC, a Delaware limited liability company (“Seller”), ASCP—WEASLER HOLDINGS, INC., a Delaware corporation (the “Parent”), WEASLER ENGINEERING, INC., a Delaware corporation (together with the Parent, the “Company”), and ACTUANT CORPORATION, a Wisconsin corporation (“Buyer”). Seller, Company and Buyer are each referred to individually as a “Party” and together as the “Parties.”

WHEREAS, the respective Boards of Directors of Seller, the Company and Buyer deem it advisable and in the best interests of their respective corporations or limited liability companies, as applicable, and their respective stockholders or members, as applicable, to enter into this Agreement and to consummate the Acquisition and other transactions contemplated hereby upon the terms and conditions set forth herein;

WHEREAS, Seller is the owner of all of the outstanding shares of capital stock of the Parent (the “Company Shares”), and has provided its unanimous written consent in connection with the execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby;

WHEREAS, the Parent owns all of the outstanding shares of capital stock of Weasler Engineering, Inc.;

WHEREAS, Buyer and/or its Affiliates desires to purchase from Seller, and Seller desires to sell, transfer and convey to Buyer and/or its Affiliates, all of the outstanding Company Shares, subject to the terms and conditions of this Agreement;

WHEREAS, on the date hereof, each of Hermen Bos and James T. Hawkins and the Company or Subsidiary thereof has entered into an employment agreement in substantially the form of Exhibit A hereto (the “Employment Agreements”), to be effective only upon the Closing; and

WHEREAS, on the date hereof, each of Tim Bretzmann, Dick Preston, Dennis Kerber, Phil Raiche, Daryl Jaeger and Mike Mann have entered into noncompetition agreements in substantially the form of Exhibit B hereto (the “Noncompetition Agreements”), to be effective only upon the Closing;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

I. DEFINITIONS

“Accounting Methodology” means the accounting principles, methods and practices, in accordance with GAAP, utilized in preparing the Balance Sheet, applied on a consistent basis, using consistent estimation methodologies and judgments and with consistent classifications.

“Accounting Principles” means, collectively, the Accounting Methodology and the rules set forth on Exhibit C; provided that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit C, the rules set forth on Exhibit C shall apply.

“Acquisition”—as defined in Section 2.1.

“Action” means any claim, action, suit, audit, assessment, arbitration, mediation, inquiry, administrative enforcement action, appeal or any proceeding or investigation, by or before any Governmental Authority.

“Adjustment Amount”—as defined in Section 2.5(c).

“affiliate”—as defined in Section 10.11.

“Agreement”—as defined in the preamble of this Agreement.

“American Securities Funds” means American Securities Partners III, L.P. and American Securities Partners III(B), L.P.

“Applicable Law”—as defined in Section 3.4.

“Applicable Rate” means the prime rate of interest reported from time to time in The Wall Street Journal; each change in the Applicable Rate shall be effective from and including the date such change is announced as being effective.

“Auditor”—as defined in Section 2.5(b).

“Balance Sheet”—as defined in Section 3.5.

“Basket Amount”—as defined in Section 9.4(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Buyer”—as defined in the preamble of this Agreement.

“Buyer Constituent Agreements”—as defined in Section 5.1.

“Buyer Claims”—as defined in Section 9.2(a).

“Buyer Indemnified Parties”—as defined in Section 9.2(a).

“Buyer Plans”—as defined in Section 6.16(b).

“Cash” means cash and cash equivalents (including marketable securities and short form investments) of the Company and its Subsidiaries, on a consolidated basis, calculated in accordance with GAAP. Notwithstanding anything in this Agreement to the contrary, “Cash” shall also include checks payable to the Company and its Subsidiaries which have not either cleared or been cashed, but only to the extent such checks are fully paid and not dishonored, and shall be reduced by the amount of checks of the Company and its Subsidiaries which have not either cleared or been cashed.

“Closing”—as defined in Section 2.4.

“Closing Cash” means the amount, which may be positive or negative, of Cash of the Company as of 12:01 A.M. on the Closing Date.

“Closing Date”—as defined in Section 2.4.

“Closing Date Net Working Capital”—as defined in Section 2.5(a).

“Closing Date Statement”—as defined in Section 2.5(a).

“Closing Payment” means an amount equal to (i) $153 million, plus (ii) Estimated Closing Cash, plus (iii) Estimated Net Working Capital Adjustment Amount, minus (iv) the aggregate amount of Company Debt outstanding immediately prior to the Closing, minus (iv) the aggregate amount of the Selling Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company”—as defined in the preamble of this Agreement.

“Company Constituent Agreements” – as defined in Section 3.1.

“Company Debt” means, without duplication, all liabilities and obligations of the Company and its Subsidiaries for (i) borrowed money, (ii) leases that are required to be classified as capital lease obligations in accordance with GAAP, (iii) notes, bonds, debentures, hedging and swap arrangements or other similar instruments, (iv) deferred purchase price for goods or services (other than trade payables incurred in the ordinary course of business) and conditional sale or other title retention agreements with respect to property acquired, (v) any letters of credit, bankers acceptance or similar credit transaction, (vi) indebtedness secured by liens on or security interests in any asset of such Person, (vii) accrued pension obligations, (viii) direct or indirect guarantees of liabilities or obligations of the type referred to in clauses (i) through (vii) above to other Persons, and (ix) all accrued interest and all premiums, penalties, redemption costs and other charges and expenses in respect of each of the repayment or assumption of any of foregoing in clauses (i) through (viii) as of the Closing Date.

“Company’s Knowledge” or words of similar effect means to the actual knowledge of any of Jim Hawkins, Tim Bretzmann, Richard Preston, Dennis Kerber, Hermen Bos, David Horing or Marc Saiontz.

“Company Shares”—as defined in the preamble of this Agreement.

“Confidentiality Agreement”—as defined in Section 6.2(b).

“Continuing Employees”—as defined in Section 6.16(a).

“Cure Period”—as defined in Section 8.1(d).

“Current Assets”—as defined on Exhibit C.

“Current Liabilities”—as defined on Exhibit C.

“D&O Indemnified Person”—as defined in Section 6.8(a).

“Damages” means all losses, damages, liabilities, amounts paid in settlement, obligations, fines, costs and expenses, including, without limitation, interest, penalties and reasonable fees and expenses of attorneys, accountants and other professional advisors; provided, however, Damages shall not include the cost of alternatives foregone by Buyer in order to pursue the Acquisition and shall not be calculated by using or taking into account any multiple of earnings, cash flow, revenue or other similar measure.

“Deficit Amount” means the amount by which Closing Date Net Working Capital is less than $20,500,000.

“Determination Date”—as defined in Section 2.5(b).

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer not later than two Business Days prior to the execution of this Agreement but which shall be subject to updates to reflect factual changes between the date of delivery and the date hereof.

“Employment Agreements” – as defined in the preamble of this Agreement.

“Environmental Laws” means applicable federal, state or local statutes, laws, regulations, rules, decrees, orders, judgments, ordinances, or the common law related to the protection of the environment, the protection of human health, or the use, treatment, storage, disposal, release or transportation of Hazardous Materials, including, without limitation, with respect to property or Persons located in the United States, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes.

“Environmental Liabilities” means all liabilities, obligation, responsibilities, claims, suits, losses, costs (including Remediation costs and expenses), damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (a) pursuant to any agreement, order, notice, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), arising out of any Environmental Laws, (b) pursuant to any claim by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, Remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Authority or Person and arising out of any Environmental Laws or (c) otherwise arising under any Environmental Laws.

“ERISA”—as defined in Section 3.11(a).

“Escrow Agreement”—as defined in Section 7.1(e).

“Escrow Amount” means an amount equal to $10 million.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned.

“Estimated Closing Cash” means the amount, estimated in good faith by the Company and provided to Buyer in a notice in accordance with Section 2.2, of the Cash of the Company as of 12:01 A.M. on the Closing Date.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.2.

“Estimated Net Working Capital Adjustment Amount” means either (i) the amount by which Estimated Closing Date Net Working Capital exceeds $22,500,000, or (ii) the amount by which Estimated Closing Date Net Working Capital is less than $20,500,000, in which case a negative number.

“Expense Dispute”—as defined in Section 9.5.

“Expense Notice”—as defined in Section 9.5.

“Financial Statements”—as defined in Section 3.5.

“GAAP”—as defined in Section 3.5.

“Governmental Approval”—as defined in Section 3.4.

“Governmental Authority”—as defined in Section 3.4.

“Hazardous Material” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the Release, use, handling, treatment, storage, or disposal of which is regulated or may result in Environmental Liability pursuant to any applicable Environmental Law.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Increase Amount” means the amount by which Closing Date Net Working Capital exceeds $22,500,000.

“Indemnification Claim”—as defined in Section 9.3.

“Indemnified Party”—as defined in Section 9.3.

“Indemnitor” means the party required to provide indemnification pursuant to Section 9.2.

“Insurance Policies”—as defined in Section 3.21.

“Intellectual Property”—as defined in Section 3.9(b).

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” or words of similar effect means to the actual knowledge of John Buck, Dave Stram, Ted Wozniak or William Blackmore.

“Leased Real Property”—as defined in Section 3.8(a).

“Liens” means, with respect to any specified asset, any and all liens, claims, encumbrances, options, pledges and security interests thereon except for Permitted Liens and, with respect to Real Property, Real Estate Permitted Liens. With respect to Company Shares, Liens includes all proxies, voting agreements, voting trusts, purchase options and risks of forfeiture.

“Management Agreement” means that certain Management Consulting Agreement, dated as of October 3, 2005, between the Company and American Securities LLC (f/k/a American Securities Capital Partners, LLC).

“Material Adverse Effect” means any event, change or effect that individually or in the aggregate with other events, changes or effects will or would reasonably be expected to be material and adverse to (i) the financial condition, properties, assets, liabilities, rights, businesses, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company and/or the Seller, to consummate the Acquisition, in each case, other than events, changes or effects (either alone or in combination) (i) attributable to the announcement of the identity of Buyer; (ii) attributable to, (A) act of God or natural disaster or (B) conditions affecting the industry in which the Company or any of its Subsidiaries participates, the United States economy as a whole or the capital markets in general or the markets in which the Company or any of its Subsidiaries operates, in each case which such adverse event, change or effect does not and would not reasonably be expected to have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole; (iii) arising from or relating to changes in Applicable Law which such event, change or effect does not and would not reasonably be expected to have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole; (iv) resulting from or relating to the taking of any action required by this Agreement; (v) arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, which such adverse event, change or effect does not and would not reasonably be expected to have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole; or (vi) that are cured before the earlier of (A) the Closing Date and (B) the date on which this Agreement is terminated; provided, that in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur, there shall be taken into account any right to insurance or indemnification available to the Company or any of its Subsidiaries; provided further that, if an event change or effect would have constituted a Material Adverse Effect if not for clauses (i) through (v) above, it shall nevertheless be deemed to constitute a Material Adverse Effect if such effect, change or event affects or is reasonably likely to effect the financial condition, rights, businesses, or results of operations of the Company and its Subsidiaries, taken as whole, in a material and adverse way that exceeds or is reasonably likely to exceed $10 million.

“Material Contract”—as defined in Section 3.13.

“Net Working Capital” means, at any date, the excess of (i) all Current Assets of the Company and its Subsidiaries as of such date, over (ii) all Current Liabilities of the Company and its Subsidiaries as of such date, calculated in a manner consistent with the Accounting Principles.

“Noncompetition Agreements” – as defined in the preamble of this Agreement.

“Order”—as defined in Section 3.4.

“Owned Real Property”—as defined in Section 3.8(a).

“Seller Constituent Agreements” – as defined in Section 4.1.

“Payoff Letters” means the letters provided by any Person to whom or which Company Debt or Selling Expenses are owed setting forth the amount of such Company Debt or Selling Expenses, as applicable, and the instructions for the payment of such Company Debt or Selling Expenses, as applicable.

“Pending Claim”—as defined in Section 9.9.

“Per Claim Basket”—as defined in Section 9.4(b)

“Permits”—as defined in Section 3.14.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business securing amounts that are not delinquent; (ii) Liens for Taxes, assessments and any other governmental charges which are not due and payable or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements; (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; and (iv) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement.

“Person”—as defined in Section 10.11.

“Personal Property”—as defined in Section 3.7(a).

“Personal Property Lease”—as defined in Section 3.7(a).

“Plans”—as defined in Section 3.11(a).

“Pre-Closing Tax Period”—as defined in Section 9.10.

“Purchase Price” means an amount equal to (i) $153 million, plus (ii) Closing Cash, plus (iii) the Increase Amount, minus (iv) the Deficit Amount, minus (v) the aggregate amount of Company Debt outstanding immediately prior to the Closing, minus (v) the aggregate amount of the Selling Expenses.

“Real Estate Leases” – as defined in Section 3.8(a).

“Real Estate Permitted Liens” means:

(i) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property, or any portion thereof, with which the Real Property is in compliance and which do not impair in any material respect the use or value of the Real Property to which they relate;

(ii) All easements, rights-of-way, servitudes, covenants, conditions, restrictions, reservations, licenses, agreements, imperfections of title and other similar matters which are of record or which do not impair in any material respect the present use or value of the Real Property to which they relate;

(iii) All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the Real Property, which are in compliance with licenses, easements, flowage rights, rights-of-way or other similar agreements relating thereto granted in the ordinary course of business which are of record or which do not impair in any material respect the present use of the Real Property to which they relate;

(iv) The liens of Taxes and assessments not yet due and payable or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of the Company;

(v) Other matters reflected on the Real Property Title Policies which do not impair in any material respect the present use or value of the Real Property to which they relate;

(vi) The Real Property Leases; and

(vii) Mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business securing amounts that are not delinquent.

“Real Property”—as defined in Section 3.8(a).

“Real Property Title Policies”—as defined in Section 6.3.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the environment.

“Releasing Parties”—as defined in Section 10.15.

“Remediate” or “Remediation” means the removal, abatement, response, investigative, cleanup, and/or monitoring activities undertaken to address any pollution, or Release of Hazardous Materials, including the excavation, transportation, and disposal of Hazardous Materials, and any investigation, study, assessment, testing, monitoring, containment, closure, corrective action, passive remediation, natural attenuation, or bioremediation, and the installation and operation of remediation systems.

“Repayment Amount” – as defined in Section 2.5(d).

“Run-Off Policy” – as defined in Section 6.8(a).

“SEC” means the United States Securities and Exchange Commission.

“Seller Constituent Agreements” – as defined in Section 4.1.

“Seller Indemnified Parties”—as defined in Section 9.2(b).

“Selling Entity Releasees”—as defined in Section 10.15.

“Selling Expenses” means (a) the amount equal to, as of the Closing, the unpaid amount of any and all legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company or any of its Subsidiaries in connection with this Agreement or in investigating, pursuing or completing the Acquisition, (b) any and all payments, bonuses or severance which become due or are otherwise required to be made by the Company or any of its Subsidiaries as a result of or in connection with the Acquisition or as a result of any change of control or other similar provisions, and (c) payroll, employment or other Taxes, if any, required to be paid by Buyer or the Company or any of its Subsidiaries with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a), (b), and (c), the exercise of the stock options or forgiveness of any loans or other obligations owed by the Seller or employee in connection with the transactions contemplated by this Agreement.

“Seller’s Claims”—as defined in Section 9.2(b).

“Seller’s Objection”—as defined in Section 2.5(b).

“Special Representations” – as defined in Section 9.1.

“Straddle Period”—as defined in Section 9.10.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly, of record or beneficially, through one or more intermediates.

“Survival Expiration Date”—as defined in Section 9.1.

“Tax” (including “Taxes”) means all U.S. federal, state, provincial, local, non-U.S. and other net income, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, escheat, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest and any penalties, fines, additions to tax, interest or additional amounts with respect thereto.

“Tax Refund”—as defined in Section 6.9(d).

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with respect to Taxes including any schedule thereto, and including any amendment thereof.

“Termination Date”—as defined in Section 8.1(b).

“Title Company”—as defined in Section 6.3.

“Transaction Deductions”—as defined in Section 6.9(c).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar requirements of Applicable Law.

II. PURCHASE AND SALE OF COMPANY SHARES

2.1 Purchase and Sale. On the terms and subject to the conditions set forth herein, Seller hereby agrees to sell and Buyer hereby agrees to purchase, at the Closing, all of the Company Shares (the “Acquisition”). At the Closing, Seller shall convey, transfer, assign and deliver to Buyer all of the Company Shares free and clear of all Liens (including Permitted Liens).

2.2 Pre-Closing Actions. Not less than two (2) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement setting forth (i) its good faith estimate of Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount and (iii) the Estimated Closing Cash.

2.3 Closing Actions.

(a) At the Closing, subject to Section 2.4, the Buyer shall pay the following payments:

(i) to Seller, an amount equal to the Closing Payment less the Escrow Amount;

(ii) all Company Debt outstanding immediately prior to the Closing Date to the lender or lenders entitled thereto, which amount shall be paid in immediately available funds in accordance with the instructions set forth in the applicable Payoff Letter;

(iii) the Selling Expenses to the Persons entitled thereto in immediately available funds in accordance with the instructions set forth in the applicable Payoff Letter; and

(iv) the Escrow Amount into an escrow account pursuant to the terms of the Escrow Agreement, to be held in escrow.

(b) At the Closing, subject to Section 2.4, Seller shall deliver to Buyer:

(i) all proper and necessary instruments for the conveyance of all of Seller’s right, title and interest in, to and under all of the Company Shares, in form and substance reasonably acceptable to Buyer;

(ii) the delivery described in Section 7.2 (c);

(iii) evidence of the procurement of the Run-Off Policy;

(iv) evidence of the termination of the Management Agreement in accordance with Section 6.12;

(v) evidence of the resignation of directors in accordance with Section 6.13; and

(vi) a release of the Company and its Subsidiaries executed by Seller in the form of Exhibit F.

(c) All cash payments pursuant to Section 2.3(a)(i) shall be made by wire transfer of immediately available funds to the account(s) designated by Seller at least two (2) Business Days prior to the Closing Date.

2.4 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of McDermott Will & Emery LLP, 227 W. Monroe Street, Chicago, IL 60606, at 9:00 a.m. (local time) on the later of (i) June 1, 2011 or (ii) the date that is five (5) Business Days following the satisfaction or waiver of all conditions to Closing set forth in Section VII hereof (other than those that can only be satisfied at Closing), or at such other time and place as the parties may agree (the “Closing Date”) but subject in any event to Section VIII. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously as of 12:01 A.M. on the Closing Date and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.5 Adjustment Amount.

(a) As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Buyer shall prepare and deliver to Seller a statement (the “Closing Date Statement”) of the Net Working Capital as of the close of business on the day immediately preceding the Closing Date, determined in accordance with the Accounting Principles and without giving effect to the consummation of the Acquisition or any financing transactions in connection therewith (“Closing Date Net Working Capital”) and of the Closing Cash, together with related supporting schedules, calculations and documentation. A sample Closing Date Statement is attached hereto as Exhibit D for illustrative purposes only. Following the Closing, Buyer shall provide Seller and its representatives access to the records, properties and personnel of the Company and its Subsidiaries relating to the preparation of the Closing Date Statement and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with Seller in connection with its review of the Closing Date Statement.

(b) If Seller shall disagree with the calculation of Closing Date Net Working Capital and/or Closing Cash, it shall notify Buyer of such disagreement in writing (the “Seller’s Objection”), setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Date Statement. In the event that Seller does not provide such a notice of disagreement within such thirty (30)-day period, Seller shall be deemed to have accepted the Closing Date Statement and the calculation of Closing Date Net Working Capital and Closing Cash delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital and Closing Cash. If, at the end of such period, they are unable to resolve such disagreements, then Ernst & Young (or such independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Seller) (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall be instructed only to resolve all outstanding disagreements relating to the calculation of the Closing Date Net Working Capital and Closing Cash. The Auditor shall investigate only those items which are in dispute and shall not assign a value to any item that is (A) greater than the greatest value for such item claimed by either of Buyer or Seller or (B) lower than the lowest value for such item claimed by either of Buyer or Seller. The Auditor’s determination shall be based only upon written submissions by Buyer and Seller, and not upon an independent review by the Auditor. The Parties shall instruct the Auditor to render its determination within thirty (30) days of the referral of such matter thereto, and the determination of the Auditor shall be final, binding and non-appealable upon all parties for all purposes of this Agreement. None of Seller, Buyer or the Company shall have any ex parte communications or meetings with the Auditor without the prior consent of Buyer (in the case of Seller) or Seller (in the case of Buyer or the Company), other than pursuant to a request therefor from the Auditor. If Seller delivers a Seller’s Objection, the fees, costs and expenses of the Auditor shall be paid (i) by the Seller if the items covered thereby are resolved in favor of Buyer or (ii) by Buyer if the items covered thereby are resolved in favor of the Seller’s Objection. If the items referred to therein are resolved in part in favor of the Seller’s Objection and in part in favor of Buyer, such fees, costs and expenses shall be allocated between Seller and Buyer in inverse proportion as Seller and Buyer may prevail on matters resolved by the Auditor, which proportionate allocations shall be determined by the Auditor; provided, however, that neither Seller nor Buyer shall be considered the prevailing party with respect to any matter resolved by the Auditor if Seller’s Objection giving rise thereto resulted from Buyer’s failure to provide Seller with the records, properties, personnel and auditors back-up or supporting data relating to the preparation of the Closing Date Statement reasonably requested by Seller in accordance with this Section 2.5. The date on which Closing Date Net Working Capital and Closing Cash are finally determined in accordance with this Section 2.5(b) is hereinafter referred to as the “Determination Date.”

(c) The “Adjustment Amount,” which may be positive or negative, shall mean the Purchase Price minus the Closing Payment.

(d) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated pursuant to Section 2.3, an amount equal to such Adjustment Amount together with interest thereon at the Applicable Rate, accrued and calculated on the basis of the actual number of days elapsed over 360, from the Closing Date until the date of distribution. If the Adjustment Amount is a negative number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the Escrow Agent shall pay to Buyer, by wire transfer of immediately available funds, out of the Escrow Funds an amount equal to the lesser of (i) the absolute value of such Adjustment Amount (the “Repayment Amount”) (together with any interest thereon at the Applicable Rate, accrued and calculated on the basis of the actual number of days elapsed over 360, from the Closing Date until the date of distribution) and (ii) $2,000,000. If the Repayment Amount exceeds $2,000,000, Seller shall pay the amount of the excess to Buyer, by wire transfer of immediately available funds. If the Adjustment Amount results in a Repayment Amount, each of Buyer and Seller shall promptly execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Funds in accordance with this Section 2.5(d).

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Buyer as follows:

3.1 Organization of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (which is identified in Section 3.1 of the Disclosure Schedule), and the Company has all requisite power and authority to enter into this Agreement and the agreements contemplated by this Agreement to be entered into by it at Closing (collectively with the Employment Agreements and the Noncompetition Agreements, “Company Constituent Agreements”) and to consummate the transactions contemplated hereby, and the Company and each of its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted. Each of the Company and its

Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the business conducted by it makes such qualification necessary (which jurisdictions are identified in Section 3.1 of the Disclosure Schedule), except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and the other Company Constituent Agreements, as applicable, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). Each other Company Constituent Agreement will be duly executed and delivered by the Company, as applicable, and will constitute a valid and binding obligation of the Company, as applicable, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). The Company has made available to Buyer true and complete copies of the organizational documents, as presently in effect, of the Company and each of its Subsidiaries.

3.2 Capitalization. (a) Section 3.2(a) of the Disclosure Schedule sets forth the authorized, issued and outstanding Company Shares. Except for the Company Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), equity appreciation rights, phantom equity, profit participations, calls or commitments of any character whatsoever to which the Company is a party or is bound requiring the issuance or sale of any interest in the Company or payments with respect to the value of any interest in the Company.

(b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, all issued and outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, were issued in compliance with Applicable Law and were not issued in violation of any preemptive rights or rights of first refusal.

3.3 Subsidiaries. Section 3.3(i) of the Disclosure Schedule sets forth each Subsidiary of the Company and the authorized, issued and outstanding equity interests therein and the owner of record thereof. The Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any Liens other than Liens set forth in Section 3.3(ii) of the Disclosure Schedule. Except for the interests owned by the Company or another Subsidiary, there are no equity securities of any Subsidiary issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), equity appreciation rights, calls or commitments of any character whatsoever to which any Subsidiary is a party or may be bound requiring the issuance or sale of any security interest in any Subsidiary or the payment of any amount with respect to the value of any interest in the Subsidiary. Except for the Subsidiaries, neither the Company nor any Subsidiary owns of record or beneficially any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture nor does it have any obligation to contribute or lend funds to any other Person.

3.4 No Violation; Consents and Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) any judgment, order, injunction or decree (an “Order”), or (iii) any material statute, law, ordinance, bye-law, rule or regulation in any relevant jurisdiction (“Applicable Law”), applicable to the Company or any of its Subsidiaries or the property or assets of the Companies or any of its Subsidiaries, or (b) give rise to any right of termination, cancellation or acceleration under any Material Contract, or result in the creation of any Lien upon any of the properties of the Company or its Subsidiaries. Except as set forth in Section 3.4 of the Disclosure Schedule, no consent, approval, waiver, order or authorization of, or registration, notification, declaration or filing with (“Governmental Approval”), any court, arbitrator, mediator, trustee, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign (“Governmental Authority”) is required to be obtained or made by or with respect to the Company or its Subsidiaries in connection with the consummation of the transactions contemplated hereby.

3.5 Financial Statements. The Buyer has heretofore received true and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of, and for the fiscal years ending, December 31, 2008, 2009 and 2010 and the related audited consolidated statements of operations, changes in stockholders equity and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2011 and the related unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows for the four (4) months then ended (collectively, the “Financial Statements”). The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010 is hereinafter referred to as the “Balance Sheet.” The Financial Statements (a) have been prepared from and are consistent with, the books and records of the Company and its Subsidiaries, (b) fairly present in all material respects the consolidated financial condition and the results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, and (c) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied consistently throughout and among the periods covered thereby; provided, however, that the unaudited financial statements are subject to normal year-end adjustments, and do not contain all footnotes required under GAAP.

3.6 Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Disclosure Schedule, since the date of the Balance Sheet, (i) the Company and its Subsidiaries have, in all material respects, operated their businesses solely in the ordinary course of business consistent with past practices, (ii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without the consent of Buyer, would constitute a violation of Section 6.1, and (iii) neither the Company nor any of its Subsidiaries has suffered a Material Adverse Effect.

3.7 Personal Property. (a) Except as set forth in Section 3.7(a) of the Disclosure Schedule, the Company and its Subsidiaries have good and valid title to all items of personal property, whether tangible or intangible, reflected on the Balance Sheet or acquired after the date thereof (other than inventory sold and supplies used in the ordinary course of business, consistent with past practices since December 31, 2010) and the Company and its Subsidiaries own or have a valid and enforceable right to use pursuant to a lease or license (a “Personal Property Lease”) all personal property used in the operation or conduct of its respective business (collectively, the “Personal Property”), in each case, free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, all assets necessary for the operation or conduct of the businesses of the Company and its Subsidiaries are, in the aggregate, in adequate operating condition and repair, normal wear and tear excepted (other than machinery and equipment under repair or out of service in the ordinary course of business and not in the aggregate material to the Company’s and its Subsidiaries’ operations) and have been maintained in accordance with reasonable commercial practices and any applicable manufacturer warranties.

3.8 Real Property. (a) As used in this Agreement, the term “Real Property” shall mean all real property and interests in real property owned or leased by the Company or any of its Subsidiaries. Schedule 3.8(a) of the Disclosure Schedule contains a description of all owned Real Property (the “Owned Real Property”) and lists each lease or sublease (“Real Estate Leases”) with respect to any Real Property leased to or from the Company or any of its Subsidiaries (the “Leased Real Property”). The Real Property constitutes all real property and interests in real property used, owned or occupied by the Company or its Subsidiaries. The Company has made available to Buyer true and complete copies of the Real Estate Leases.

(b) The Company and its Subsidiaries, as applicable, have valid leasehold interests in all Leased Real Property leased by it pursuant to the Real Estate Leases, in each case, free and clear of all mortgages, Liens and security interests granted by the Company or its Subsidiaries, except for Real Estate Permitted Liens. All facilities leased or subleased under any Real Estate Lease are supplied with utilities and other services reasonably necessary for the activities of the Company and its Subsidiaries thereat.

(c) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Company’s Knowledge, threatened against the Real Property.

(d) With respect to the Owned Real Property, (i) except as set forth in Section 3.8(d) of the Disclosure Schedule, the Company or one of its Subsidiaries is the sole titleholder of record and has good and marketable indefeasible fee simple title to such Owned Real Property and to all buildings, structures and other improvements thereon, together with all privileges, rights, easements, hereditaments and appurtenances thereunto belonging, free and clear of all Liens other than Real Estate Permitted Liens, (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any Owned Real

Property and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. Except as set forth in Section 3.8(d) of the Disclosure Schedule, there have been no changes to the improvements to any of the Owned Real Property of the Company as shown on the ALTA Survey for such property dated July 21, 1995 which would make such survey inaccurate.

3.9 Intellectual Property. (a) Section 3.9(a) of the Disclosure Schedule sets forth a complete list of all registered patents, trademarks, trade names, service marks, assumed names, copyrights, domain names and all applications therefor owned, filed or licensed by the Company or its Subsidiaries and all jurisdictions in which such intellectual property is registered or filed.

(b) As used in this Agreement, “Intellectual Property” shall mean all intellectual property described in Section 3.9(a) and all inventions, invention studies (whether patentable or unpatentable), copyrights, trademarks, service marks, trade dress, trade names, domain names, trade secrets, know-how and computer software owned by or used in the operations of the Company or any of its Subsidiaries. Except as set forth in Section 3.9(b) of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not impair any right to use any Intellectual Property, (ii) all Intellectual Property owned by the Company or its Subsidiaries is owned by the Company or its Subsidiaries free and clear of all Liens, other than Permitted Liens, and (iii) the Company and its Subsidiaries own or have the right to use all of the Intellectual Property used in the conduct of their businesses.

(c) Neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any other Person’s intellectual property rights. Neither the Company nor any of its Subsidiaries has received any written notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any Subsidiary must license or refrain from using any other Person’s intellectual property rights). To the Knowledge of the Company, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened claims against any the Company or any of its Subsidiaries or any employees or independent contractors thereof alleging that any of the Intellectual Property infringes on or conflicts with the rights of any other Person. Each employee of the Company and its Subsidiaries set forth in Section 3.9(c) of the Disclosure Schedule has executed the form of confidentiality and invention assignment agreement made available to Buyer.

3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there are no Actions pending, or to the Company’s Knowledge, investigations pending or claims, actions, suits, proceedings or investigations threatened in writing against or affecting the Company, its Subsidiaries or their respective assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party. Except as set forth in Section 3.10 of the Disclosure Schedule, none of the Company and its Subsidiaries has received any notice that the Company, its Subsidiaries or any of their respective assets is subject to any Order.

3.11 Employee Benefit Plans. (a) For purposes of this Agreement, the term “Plans” means (a) any employee welfare benefit and employee pension benefit plan as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder (collectively, “ERISA”), including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death, or unemployment, and (b) all other material employee benefit agreements or arrangements, whether or not subject to ERISA, including deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, vacation policies, and other similar plans, agreements, and arrangements that are currently in effect, or have been approved by the Company before the date hereof but are not yet effective, for the benefit of current or former directors, officers, employees (or their beneficiaries) of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a sponsor, a contributor or a party or by which it is bound. All Plans are listed in Section 3.11(a) of the Disclosure Schedule. The Company has made available to Buyer true and complete copies of all written Plans and true and fair descriptions of all unwritten Plans.

(b) Each Plan is in compliance in all material respects with its terms and with ERISA and other applicable laws.

(c) Except as disclosed in Section 3.11(c) of the Disclosure Schedule, (i) no Plan is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code, and (ii) neither the Company nor any of its Subsidiaries has contributed to or been obligated to contribute to any plan subject to Title IV of ERISA. Any liability or obligation of the Company or any of its Subsidiaries related to the withdrawal from any Plan is fully accrued on the Balance Sheet.

(d) Each Plan that is intended to qualify under Section 401(a) of the Code has an opinion letter or determination letter from the IRS as to its qualified status under Section 401(a) of the Code on which it can rely. To the Company’s Knowledge, no facts have occurred that if known by the IRS would reasonably be expected to result in disqualification of any of those plans. To the Knowledge of the Company, no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Plan which would subject the Company or any of its Subsidiaries to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

(e) All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under the Plans will have been paid, made, or accrued as of the Closing Date for all services on or prior to the Closing Date.

(f) Neither the Company nor any of its Subsidiaries has maintained or contributed, or been required to contribute, to any Plan providing medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

(g) Except as disclosed in Section 3.11(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Acquisition will:

(i) result in any payment to be made by the Company or any of its Subsidiaries, including without limitation, severance, golden parachute (as defined in Section 280G of the Code), or otherwise, becoming due to any employee, director, or consultant of the company or any of its Subsidiaries; or

(ii) increase any benefits or accelerate vesting otherwise provided under any Plan.

(h) Except as disclosed in Section 3.11(h) of the Disclosure Schedule, there is no contract or arrangement to which any the Company or any of its Subsidiaries is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)), 162 or 404 of the Code. Neither the Company nor any of the Subsidiaries is a party to any contract or arrangement or has granted any compensation, equity or award that constitutes deferred compensation that would result in an additional Tax imposed by Section 409A(a)(1)(B)(i) of the Code.

(i) There are no Actions pending against any Plan, other than routine claims for benefits and, to the Knowledge of the Company, no such Action is threatened.

(j) The documents relating to each non-governmental retirement and employee benefit plan or arrangement covering non-United States employees of the Company and its Subsidiaries have been made available to the Buyer. Each such plan or arrangement is administered in all material respects in compliance with all Applicable Laws, including any governmental taxation or funding requirements, and plan documents.

3.12 Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule:

(a) The Company and its Subsidiaries have timely filed (after giving effect to applicable extensions) with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Company and/or any of its Subsidiaries, either separately or as part of an affiliated group of entities, pursuant to the laws of any Governmental Authority with taxing power over the Company, its Subsidiaries or their respective assets or businesses, on or prior to the Closing Date, and such Tax Returns were correct and complete in all material respects when filed;

(b) The Company and its Subsidiaries have timely paid all Taxes of the Company and its Subsidiaries whether or not shown to be due on such Tax Returns;

(c) No waivers of statutes of limitation have been given or requested with respect to the Company or its Subsidiaries in connection with any Tax Returns covering the Company or its Subsidiaries or with respect to any Taxes payable by them;

(d) The Company and its Subsidiaries have or have caused to be duly and timely withheld and have paid over to the appropriate taxing authorities all Taxes required to be so withheld and paid over for all periods under all Applicable Laws;

(e) There are no Liens, other than Permitted Liens, with respect to Taxes upon any assets of the Company or its Subsidiaries; and

(f) Neither the Company nor any of its Subsidiaries has received any written notice of deficiency or assessment or has any actual knowledge of any proposed deficiency or assessment from any taxing authority with respect to any Taxes for which the Company and/or any of its Subsidiaries may be liable.

(g) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897 of the Code. Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(h) The unpaid Taxes of Company and its Subsidiaries did not, as of the date of the Financial Statements, exceed the reserve for Taxes set forth on such Financial Statements determined in accordance with GAAP.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date or (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date.

(j) The Company has made available to Buyer true and complete copies of all material Tax Returns (and material amendments thereto) filed by the Company or any of its Subsidiaries since January 1, 2008.

3.13 Contracts and Commitments. Section 3.13 of the Disclosure Schedule sets forth a list of all of the following agreements, contracts and commitments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or their respective assets are bound (each, a “Material Contract”):

(a) Employment, termination, severance, indemnification, collective bargaining or other agreements or arrangements with any employee, director, independent contractor, consultant, distributor or sales representative earning in excess of $100,000 per year;

(b) any change of control agreements;

(c) agreements, contracts, commitments or arrangements granting exclusivity or containing any covenant limiting the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any business or Person;

(d) agreements or contracts with the Seller or any officer, director, employee, of Seller (other than employment, severance and change of control agreements covered by clause (a) or (b) above) under which amounts in excess of $100,000 are payable;

(e) agreements or contracts related to Company Debt or under which the Company or any of its Subsidiaries has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness;

(f) leases or licenses pursuant to which personal, intellectual or real property is leased or licensed to or from the Company or any of its Subsidiaries (including all Real Estate Leases);

(g) guaranties, suretyships or other contingent agreements of the Company or its Subsidiaries;

(h) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to the Company or its Subsidiaries and involving future payments which exceed $250,000 in any 12-month period;

(i) any agreement, contract, commitment or arrangement relating to the acquisition or disposition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

(j) any tax sharing or tax allocation agreement or agreement with respect to a partnership, joint venture or similar cooperative activity;

(k) contracts or purchase orders pursuant to which the Company or its Subsidiaries will receive or pay in excess of $1,000,000 over any twelve- month period;

(l) all agreements and contracts containing “take or pay” provisions;

(m) all powers of attorney executed on behalf of the Company or any of its Subsidiaries;

(n) all agreements and contracts with any Governmental Authority; and

(o) all agreements containing a provision to indemnify any party or assume any tax, environmental or other liability (other than third party purchase orders entered into in the ordinary course of business).

The Company has made available to the Buyer true and complete copies of all of the Material Contracts. With respect to all Material Contracts, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such contract is in violation or breach thereof or default thereunder and there does not exist under any thereof any event which, with the giving of notice or the lapse of time, would constitute such a violation, breach or default, except for such violations breaches, defaults and events as to which requisite waivers or consents have been obtained (which are identified in Section 3.13 of the Disclosure Schedule).

3.14 Compliance with Laws. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company and its Subsidiaries have been and are in compliance with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to the Company or its Subsidiaries; provided that this representation shall not apply to matters governed by Sections 3.11, 3.12, 3.15 or 3.16. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company and its Subsidiaries have all material permits, certificates, licenses, approvals, registrations and other authorizations (“Permits”) required under Applicable Laws or necessary in connection with the conduct of their businesses. Section 3.14 of the Disclosure Schedule lists all material Permits.

3.15 Labor Matters.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, (a) the Company and each of its Subsidiaries is and has been in compliance with all Applicable Laws pertaining to employment, including, but not limited to, Applicable Laws governing or regarding the payment of wages or other compensation, employee benefits, employment discrimination and harassment, occupational safety and health, and any and all other Applicable Laws governing or pertaining to the terms and conditions of employment, and (b) there is no Action pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to so comply.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any other written agreement whether with a labor union, trade union, employee representative(s), staff associates, work council or any other employee body representing workers. There are no strikes, or material grievances, claims of unfair labor practices, or other collective bargaining disputes in the past three years. To the Knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union, trade union, employee representative(s), staff association, works council or any other employee body representing workers with respect to employees of the Company or any of its Subsidiaries.

3.16 Environmental Matters. Except as set forth in Section 3.16 of the Disclosure Schedule, (i) none of the Company or any of its Subsidiaries has received any written notice alleging any violation of, non-compliance with, liability pursuant to or potential responsibility for Remediation pursuant to any Environmental Laws, which matter remains unresolved and, to the Company’s Knowledge, no such notice is threatened, (ii) the Company and its Subsidiaries are and have been in compliance with Environmental Laws, (iii) the Company and its Subsidiaries have obtained, have and are and have been in compliance with all environmental permits, licenses, consents, registrations and authorizations required under Environment Laws for the operation of the businesses of the Company and its Subsidiaries, (iv) no Hazardous Material has been transported, stored, treated or disposed of by the Company or its Subsidiaries at, to or from the Real Property, except as would not reasonably be expected to result in an Environmental Liability of the Company or any of its Subsidiaries, (v) except as in compliance with Environmental Laws, there has been no disposal or Release by or at the direction of the Company or any of its Subsidiaries of any Hazardous Materials, and (vi) neither the Company nor any of its Subsidiaries has entered into, agreed to, or is subject to any Order under any Environmental Laws. The Company has made available to the Buyer true and complete copies of all environmental and safety investigation reports issued since October 3, 2005, with respect to the Real Property or any facility of the Company or any of its Subsidiaries that are in the possession of the Company or any of its Subsidiaries or of the Seller.

3.17 Customers. Section 3.17 of the Disclosure Schedule sets forth the five customers (for these purposes treating all locations of a customer collectively as a single customer) from which the Company received the greatest amount of revenues during the year ended December 31, 2010. No such customer has notified the Company or its Subsidiaries that it has cancelled, or intends to cancel or significantly reduce, its relationship or business with the Company.

3.18 Brokers. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Company or its Subsidiaries or any of their respective directors, officers, employees, representatives or agents, except for Robert W. Baird & Co. and American Securities LLC, the fees and expenses of which are included in Selling Expenses.

3.19 Affiliate Transactions. Except as set forth in Section 3.19 of the Disclosure Schedule, neither the Seller nor its affiliates, nor any officer or director of the Company or any of its Subsidiaries (i) is a party to any transaction with the Company or any of its Subsidiaries, other than transactions in the ordinary course of business consistent with past practice between any such Person and the Company or its Subsidiaries relating to such Person’s employment, (ii) has any interest in any property used by the Company or any of its Subsidiaries, (iii) is now the direct or indirect owner of an interest in any Person that is a competitor, lessor, lessee, supplier or customer of the Company or any of its Subsidiaries or (iv) receives income from any source which should properly accrue to the Company or any of its Subsidiaries.

3.20 Undisclosed Liabilities. Except as set forth in Section 3.20 of the Disclosure Schedule, there is no liability, debt or obligation of or claim against the Company or any of its Subsidiaries required to be set forth on a balance sheet or income statement or in the footnotes to a financial statement prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for in the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Balance Sheet in the ordinary course of the operation of business of the Company and its Subsidiaries, or (c) disclosed in the Disclosure Schedule or omitted from the Disclosure Schedule in compliance with an applicable threshold or materiality qualifier contained in this Section III.

3.21 Insurance. Section 3.21 of the Disclosure Schedule contains a true and complete list of each insurance policy contract (including policies providing directors and officer indemnification, property, fire, burglary, casualty, liability, and workers’ compensation coverage and bond and surety arrangements, as applicable) held by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries or any employees or assets thereof are covered (the “Insurance Policies”) and sets forth (other than with respect to any health insurance policy) a claims history since the date which is three years prior to the date hereof in respect of each such Insurance Policy. Neither the Company nor any of its Subsidiaries has been, (i) in violation, breach or default (including with respect to the payment of premiums or the giving of notices) with respect to its obligations under any Insurance Policy or (ii) has been denied insurance coverage. Neither the Company nor any of its Subsidiaries has received any notice that such policy may be cancelled or terminated or will not be renewed on substantially the same terms as are now in effect. None of such Insurance Policies will lapse or terminate as a result of the Acquisition. Section 3.21 of the Disclosure Schedule contains a description of each pending claim under any of the Insurance Policies and whether coverage with respect thereto is in dispute.

3.22 Bank Accounts; Officers and Directors. Section 3.22 of the Disclosure Schedule lists (a) the account numbers and names of each bank, broker, or other depository institution at which any of the Company or its Subsidiaries maintains a depository account and each Person authorized as a signatory with respect thereto and (b) each officer and director of the Company and each of its Subsidiaries.

3.23 Product Recalls. Except as set forth in Section 3.23 of the Disclosure Schedule, within the past three years, there have been no claims asserted or, to the Knowledge of the Company, threatened, with respect to any product recall or product liability related to any product manufactured, sold or distributed by the Company or any of its Subsidiaries.

3.24 Product Warranty and Liability. Neither the Company nor any of its Subsidiaries is responsible for any express or implied warranties or indemnities in connection with the sale or distribution of any products or services. Except to the extent reserved against on the Balance Sheet, neither the Company nor any of the Subsidiaries has or will have any liability arising out of any injury to any person or property with respect to the ownership, possession or use of any product manufactured, sold, distributed, leased, delivered or performed by the Company or any Subsidiary prior to the Closing Date not fully covered by insurance (other than any deductible relating thereto). Section 3.24 of the Disclosure Schedule contains the standard terms and conditions of sale (including all warranty and indemnity provisions) used by the Company and any of its Subsidiaries.

3.25 Exclusivity of Representations. The representations and warranties made by the Company in Section III of this Agreement are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever, including without limitation, any regarding any pro forma financial information, financial projections or other forward-looking statements relating to the Company and its Subsidiaries.

IV. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

4.1 Organization of the Seller. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to enter into this Agreement and the agreements contemplated by this Agreement to be entered into by it at Closing (collectively, “Seller Constituent Agreements”) and to consummate the transactions contemplated hereby, to own, lease and operate its properties and to conduct its business as presently conducted. Seller is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance by Seller of this Agreement and the other Seller Constituent Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). Each other Seller Constituent Agreement will be duly executed and delivered by Seller and will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity).

4.2 Ownership of Company Shares. The Seller owns all of the Company Shares free and clear of any Liens other than Liens set forth in Section 4.2 of the Disclosure Schedule.

4.3 No Violation; Consents and Approvals. The execution and delivery by the Seller of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the organizational documents of Seller, (ii) any Order or Applicable Law applicable to any Seller, or the property or assets of Seller or (iii) any contracts to which any Seller is a party, or by which Seller or its assets may be bound, or (b) result in the creation of any Lien upon any of the Company Shares as of the Closing. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign is required to be obtained or made by or with respect to Seller in connection with the consummation of the transactions contemplated hereby, except for the filing of a pre-merger notification and report form by the Seller under the HSR Act, and the expiration or termination of the applicable waiting period.

4.4 Brokers. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller, except for Robert W. Baird & Co. and American Securities LLC, the fees and expenses of which will be included in Selling Expenses.

V. REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants to the Company and Seller as follows:

5.1 Organization; Authority. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to enter into this Agreement and the agreements contemplated by this Agreement to be entered into by it at Closing (collectively, “Buyer Constituent Agreements”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Constituent Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). Each other Buyer Constituent Agreement will be duly executed and delivered by Buyer and will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity).

5.2 No Violation; Consents and Approvals. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default under, (a) any provision of the organizational documents of Buyer, (b) any Order or Applicable Law applicable to Buyer, or the property or assets of Buyer or (c) any contracts to which Buyer is a party, or by which Buyer or its assets may be bound. Assuming the accuracy of the representations and warranties of the Company and the Seller herein, no Governmental Approval is required to be obtained or made by or with respect to Buyer or its affiliates in connection with the execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby except for the filing of a pre-merger notification and report form by the Buyer under the HSR Act, and the expiration or termination of the applicable waiting period.

5.3 Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or its respective assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would materially impair Buyer’s ability to consummate the transactions contemplated hereby, and there are no outstanding Orders of any Governmental Authority, affecting Buyer or its respective assets, at law or in equity, which would materially impair Buyer’s ability to consummate the transactions contemplated hereby.

5.4 Investment Intent. Buyer is acquiring the stock of the Company for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof in violation of federal, state or other securities laws. Buyer is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act of 1933, as amended).

5.5 Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the payments set forth in Section II.

5.6 Buyer’s Reliance. Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Company Shares without any representation or warranty as to merchantability or fitness for any particular purpose of the Company Shares, the Company, its Subsidiaries or their respective assets or businesses, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Section III and Section IV of this Agreement. The Buyer acknowledges that, except for the representations and warranties contained in Section III and Section IV, none of the Seller, the Company, its Subsidiaries nor any other Person has made, and Buyer has not relied on any other express or implied representation or warranty by or on behalf of any of Seller, the Company or any of its Subsidiaries, and that none of the Seller, the Company, its Subsidiaries and any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding any pro forma financial information, financial projections or other forward-looking statements of the Company or its Subsidiaries or any information, including the information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form, and Buyer will make no claim with respect thereto.

5.7 Brokers. Other than the fees of Keybanc Capital Markets, which fees shall be the sole responsibility of Buyer, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its partners, officers, employees, representatives or agents.

5.8 Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company and Seller contained in this Agreement are true and correct in all material respects, and after giving effect to the Acquisition, at and immediately after the Closing, the Buyer and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

VI. COVENANTS OF THE PARTIES

6.1 Conduct of Business. Except as contemplated by this Agreement and as set forth in Section 6.1 of the Disclosure Schedule, during the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement in accordance with Section VIII, the Company and its Subsidiaries will conduct their business and operations solely in the ordinary course of business consistent with past practice. The Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their business organization and to preserve their present relationships with customers, suppliers and other Persons with which they have significant business relations and use commercially reasonable efforts to keep available the services of their current officers, employees and consultants. Without limiting the generality of the foregoing, except as expressly provided by this Agreement and as set forth in Section 6.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, neither the Company nor any of its Subsidiaries will:

(a) create, incur, assume or guarantee any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than borrowings under the Company’s existing credit agreements in the ordinary course of business and consistent with past practice;

(b) issue, sell or deliver, redeem or purchase any of its equity securities, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, or amend any terms of any such equity securities or agreements;

(c) increase the rate of compensation or benefits of, or pay or agree to pay any benefit to (including, but not limited to, severance or termination pay or transaction or change of control bonus or payment), present or former managers, directors, officers or employees, except as may be required by any existing Plan, agreement or arrangement disclosed to Buyer in the Disclosure Schedule, or to employees who are not executive employees, officers of the Company or any Subsidiary in accordance with the Company’s or its Subsidiaries’ ordinary course of business consistent with past practice;

(d) enter into, adopt, terminate or amend any Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except as required by Applicable Law or terminate, rescind, modify or waive any of the Employment Agreements or the Noncompetition Agreements;

(e) sell, lease, transfer or otherwise dispose of capital assets, real, personal or mixed, which have an aggregate book value in excess of $100,000 or mortgage or encumber any properties or assets, whether real or personal, which have an aggregate book value in excess of $100,000;

(f) acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(g) enter into, modify, amend or terminate any Real Property lease or any other Material Contract other than non-material modifications or amendments to any Real Property lease or any other Material Contract;

(h) waive or release any rights of material value or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it, other than in the ordinary course of business, consistent with past practices;

(i) cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(j) effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company or its Subsidiaries;

(k) amend its certificate of incorporation, bylaws, operating agreement, partnership agreement or other similar organizational documents;

(l) change any of its material accounting principles, methods or practices; declare, set aside, make or pay any dividend or other distribution other than cash dividends or distributions made prior to the Closing Date out of funds legally available therefore in accordance with Applicable Law and its Organizational Documents;

(m) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock;

(n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices;

(o) make or incur any unbudgeted capital expenditure in excess of $200,000 or delay any budgeted capital expenditure in excess of $200,000;

(p) enter into any transaction with the Seller or their Affiliates;

(q) make any Tax election inconsistent with past practice, revoke any Tax election, agree to an extension of the statute of limitations, or settle or compromise any material federal, state, local or foreign Tax liability, except to the extent the amount of any such settlement has been reserved for in the Financial Statements; or

(r) agree, whether in writing or otherwise, to do any of the foregoing.

6.2 Access to Information Prior to the Closing; Confidentiality. (a) During the period from the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement in accordance with Section VIII, the Company and its Subsidiaries will give Buyer and its agents and authorized representatives (including prospective lenders) reasonable access to all offices, facilities, books and records, officers, employees and advisors (including audit and tax working papers prepared by its independent accountants, provided that Buyer will execute releases reasonably requested by the independent accountants if requested to do so) of the Company and its Subsidiaries as Buyer may reasonably request during normal business hours; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the business or operations of the Company.

(b) Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be subject to the Confidentiality Agreement dated February 3, 2011, between the Robert W. Baird & Co. and Buyer (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein.

In the event of the termination of this Agreement for any reason, Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material and not soliciting employees of the Company or its Subsidiaries.

6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Company will use its reasonable best efforts to deliver to Buyer a commitment for an ALTA Owner’s Standard Coverage Title Insurance Policy with respect to all Owned Real Property, issued by Chicago Title Insurance Company (the “Title Company”), insuring the Company’s fee simple title, free and clear of all Liens other than Real Estate Permitted Liens in each Owned Real Property in such amounts as reasonably determined by Buyer (but, in the case of the Real Property located in Wisconsin, in the amount of $2,500,000) (the “Real Property Title Policies”). The Company shall fund the premium for the Real Property Title Policies at or prior to the Closing, provide the Title Company with a standard Owner’s Title Affidavit dated the date of the Closing, and provide releases, in recordable form, to the Title Company, sufficient to release all monetary liens which are not Permitted Liens.

6.4 Consents. The Company and Buyer will each use its reasonable best efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. The parties hereto will reasonably coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

6.5 Public Announcements. The parties hereto shall not issue any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval of the other parties, except as may be required by law, in which case such party shall advise the other parties and discuss the contents of the disclosure before issuing any such report, statement or press release. Following the execution and delivery of this Agreement, Buyer may make such public disclosure as required or deemed appropriate by Buyer, subject to the consent of Seller, not to be unreasonably withheld or delayed; provided that, if Buyer is required by the SEC to include a copy of this Agreement as an exhibit to an SEC filing, such filing will be redacted in the form attached as Exhibit G, provided, that if the SEC requires disclosure of any redacted provision, the Parties shall coordinate to limit such disclosure to the extent reasonably possible.

6.6 Filings and Authorizations; Consummation. (a) Each of the parties hereto shall use its commercially reasonable efforts to file or supply, cause to be filed or supplied, all filings and information required to be filed or supplied pursuant to the HSR Act to consummate the transactions contemplated herein not provided prior to the date hereof. The parties hereto shall reasonably coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

(b) Each of the parties hereto shall promptly inform the other party of any material communication between itself and any Governmental Authority with respect to the transactions contemplated hereby. If any party receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then such party shall use commercially reasonable efforts to cause to be made, as soon as reasonably practical, a response in compliance with such request.

(c) Without limiting the foregoing, Buyer shall use commercially reasonable efforts to cooperate in good faith with all Governmental Authorities and to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d) The Buyer and Seller shall each be liable for and pay 50% of all applicable fees relating to the HSR filings contemplated by this Agreement.

6.7 Notice of Events. (a) During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Seller shall promptly notify Buyer in writing if, to the Company’s Knowledge, there shall be (i) the occurrence or non-occurrence of any event which has caused any of its or the Company’s representations or warranties contained herein to be untrue or inaccurate in any material respect and (ii) any material failure on the part of the Company or the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Should any such event, fact or condition require any change to the Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule providing a reasonably detailed description of such change. In the event that Seller delivers one or more supplements to the Disclosure Schedule pursuant to this Section 6.7(a) that reflect any events, facts or conditions that first occur or arise after the date of this Agreement which individually or in the aggregate would cause the condition set forth in Section 7.2(a) or 7.2(g) not to be satisfied, Buyer shall have the right to terminate this Agreement by written notice to that effect (specifying the basis for such termination); provided that, if Buyer does not exercise such right to terminate this Agreement, (i) Buyer will be deemed to have accepted such supplements to the Disclosure Schedule, (ii) the delivery of any such supplement will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such events, fact or condition and (iii) from and after the Closing Date, Buyer will not have any claim for indemnification for any such events, facts or conditions.

(b) During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Buyer shall promptly notify the Seller in writing if Buyer becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of Buyer’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.8 Officer and Director Indemnification and Insurance. (a) Prior to the Closing, the Company shall convert and fully pay for the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers (each, a “D&O Indemnified Person”) to a run-off policy which shall provide such directors and officers with coverage for six (6) years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “Run-Off Policy”). From and after the Closing Date until the sixth anniversary thereof, the Buyer and the Company shall not, without the written consent of the Seller, take any action to (i) cancel, amend or shorten the term of the Run-Off Policy or (ii) amend or terminate the indemnification provisions of the organizational documents as in effect immediately prior to the Closing in any manner that would be reasonably expected to be adverse to any former officer or director of the Company or its Subsidiaries. The rights of each D&O Indemnified Person under this Section 6.8 shall survive the Closing and are intended to benefit, and shall be enforceable by, each D&O Indemnified Person.

(b) If after the Closing the Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 6.8.

6.9 Tax Covenants. (a) All Tax Returns of the Company and its Subsidiaries not required to be filed on or before the date hereof (i) will, to the extent required to be filed on or before the Closing Date, be filed when due in accordance with all Applicable Laws, and (ii) as of the time of filing, will be correct and complete in all material respects. The Company and its Subsidiaries shall timely pay the amount of Taxes shown as due on the Tax Returns that are filed pursuant to this Section 6.9(a).

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date. Buyer shall provide a copy of each Tax Return for any period that begins on or prior to the Closing Date to the Parent prior to the deadline for filing each such Tax Return, shall give the Parent no less than 14 days to review any such Tax Return and shall make any changes reasonably requested by the Parent with respect to the period prior to the Closing. Buyer, Company and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.9(b) and any audit, litigation or other proceeding with respect to Taxes.

(c) As provided herein, Seller will be entitled to the economic benefit of any tax deductions that arise or become available as a result of the transactions contemplated by this Agreement, including deductions attributable to the exercise or payment of options, any transaction bonuses or other like payments, Selling Expenses and other transaction fees and any write-offs of capitalized expenses in connection with any debt discharged (“Transaction Deductions”). Buyer and the Company agree that the Company and its Subsidiaries shall carry back any net operating loss, capital loss and credit from the tax period that ends on the Closing

Date to prior taxable years to the extent permitted by law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign tax purposes) and filing amended Tax Returns to the extent necessary) and obtain any potential Tax refunds related thereto. Such refund, to the extent attributable to the Transaction Deductions, shall be paid to the Seller within 5 days of receipt thereof. If the Company or its Subsidiaries have a net operating loss for federal or state income Tax purposes for the period or portion thereof ending on the Closing Date (calculated on a closing of the books method) and such net operating loss actually reduces Buyer’s federal or state income Tax liability, the Tax benefit so realized by Buyer to the extent attributable to Transaction Deductions shall be for the account of Seller and shall be paid by the Buyer, the Company or its Subsidiaries to Seller within 10 Business Days of filing of the applicable Tax Return in which such benefit is realized.

(d) Any refund, rebate, abatement, credit or other recovery of Taxes of the Company or its Subsidiaries (including under Section 6.9(c)) and any interest thereon paid by the applicable taxing authority to the Company and its Subsidiaries (less any Taxes, costs or expenses incurred by the Company and its Subsidiaries with respect thereto) (collectively, a “Tax Refund”) with respect to all taxable years or periods that end on or before the Closing Date (including the pre-Closing portion of the year that includes the Closing Date (as determined on a closing of the books basis) shall be for the account of the Seller, and shall be paid by the Company and its Subsidiaries, to the Seller.

(e) Except as provided in Section 6.9(c), without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed, or as otherwise required by Applicable Law, after the Closing neither the Company or any of its Subsidiaries shall file any amended Tax Return with respect to any period that ends on or before the Closing Date, if in any such case such action would have the effect of increasing the indemnification obligations of Seller.

6.10 No Solicitation or Negotiation. Each of the Seller and the Company agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Seller, the Company or its Subsidiaries will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the equity of the Company or its Subsidiaries or all or a substantial portion of the assets of the Company or its Subsidiaries, (B) to enter into any merger, consolidation or other business combination with the Company or its Subsidiaries or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or its Subsidiaries or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller, the Company and its Subsidiaries immediately shall cease and cause to be terminated, and shall cause the Company and its Subsidiaries to cease and terminate, all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

6.11 Payoff Letters. On or prior to the third Business Day prior to the Closing Date, the Company shall deliver to Buyer copies of all Payoff Letters for all unpaid Company Debt and Selling Expenses.

6.12 Management Agreement. At or prior to the Closing, but after the payment of any Selling Expenses as contemplated by Section 2.3(a)(iii) of this Agreement, Seller and the Company shall take such action as may be necessary to cause the Management Agreement to be terminated without any penalty, cost or consideration to be payable or incurred by the Company and all payments thereunder to be made prior to the Closing and for the parties thereto to release and waive any and all claims that any of them may have against the Company under the Management Agreement as of the Closing; provided that such termination and release shall be effected in a manner so that all indemnification obligations of the Company thereunder shall survive such termination and release.

6.13 Resignation of Directors. At the Closing, Seller shall deliver to Buyer evidence of the resignation of all directors of the Company (other than those designated by Buyer to the Company prior to the Closing) at the Closing.

6.14 Litigation Support. So long as any Party actively is contesting or defending against any Action in connection with (a) the Acquisition or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction attributable to the period prior to the Closing Date involving any the Company or any of its Subsidiaries, each other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9.2); provided, that the defending Party shall not be responsible for any of such costs or expenses incurred by any other Party that are not out-of-pocket costs or expenses paid or payable to a third party.

6.15 Non-Solicitation. Seller hereby agrees that, during the period beginning on, and ending three (3) years after, the Closing Date, Seller shall not:

(a) solicit for employment or employ any Person who is an employee of, consultant to or agent of any of the Company or any of its Subsidiaries as of the Closing Date (other than Persons terminated without cause by such entity) or induce or attempt to induce or encourage others to induce or attempt to induce any such Person to (i) terminate such Person’s employment with such employer (in the case of an employee) or cease providing its services to such entity (in the case of a consultant or sales or other commercial representative), provided, that nothing herein shall prevent (x) general solicitations through advertising or similar means which are not specifically directed at employees of, consultants to or agents of any of the Company or its Subsidiaries or (y) solicitations through any means of any employee, consultant or agent of any of the Company or its Subsidiaries whose relationship with such entity is terminated by such entity, nor prohibit the hiring of any such Person responding to such solicitations; or

(b) divert, solicit or attempt to divert or solicit, or assist or encourage any Person in diverting, soliciting or attempting to divert any customer or supplier prior to the Closing Date of the Company or any of its Subsidiaries to or for any competitor or supplier of the Company or any of its Subsidiaries in connection with or with respect to the provision of any products or services competitive with those products and services provided by the Company of any of it Subsidiaries prior to the Closing Date.

6.16 Employees.

(a) The Buyer agrees that it or its Subsidiaries shall, for a period of at least twelve months following the Closing Date, provide to the employees of the Company and its Subsidiaries as of the Closing Date who are not covered by a collective bargaining agreement and who remain employed by the Company or its Subsidiary during such period (collectively, the “Continuing Employees”), benefits (excluding base salary, wages, bonuses and incentives) that are reasonably comparable in the aggregate to the benefits provided by the Company and its Subsidiaries to such Continuing Employees immediately prior to the date hereof. All Continuing Employees who are eligible for the 2011 Company approved bonus plan as of the date hereof and as of the Closing Date shall continue to be eligible thereunder after the Closing Date in accordance with the terms of such plan; provided, that, nothing herein shall be deemed to be a guaranty of continued employment during such period. The Buyer agrees that it or its Subsidiaries shall offer employment after the Closing to the people listed on Section 6.16 of the Disclosure Schedule (such employees, the “China Employees”) and will initially provide such employees with (i) a rate of base salary or wages and bonus opportunity that is not less favorable than the rate of base salary or wages and bonus opportunity paid by to such employees immediately prior to the date hereof as set forth in Section 6.16 of the Disclosure Schedule, (ii) with other benefits that are substantially similar in the aggregate to the benefits provided to such employees immediately prior to the date hereof as set forth in Section 6.16 of the Disclosure Schedule. Seller agrees that until the earlier of (a) six (6) months from the Closing Date and (b) the date each China Employee is no longer employed by the Buyer or any of its Subsidiaries, it will provide to each China Employee office space and office and technology related services (other than any benefits related services) to the extent such services relate to such China Employee’s employment with Buyer and were provided by Seller (or a Person affiliated with Seller) in connection with such China Employee’s employment with Seller (or a Person affiliated with Seller) prior to the Closing, without charge or cost to the Company or its Subsidiaries.

(b) With respect to the 401(k) plan, health benefits program and vacation policy maintained by the Buyer or any of its Subsidiaries following the Closing and in which any of the Continuing Employees participate (the “Buyer Plans”), for purposes of determining eligibility to participate and vesting purposes (but not for accrual of benefits other than determining the level of vacation pay accrual), service with the Company and its Subsidiaries shall be treated as service with the Buyer and or its Subsidiaries, except to the extent such service credit would result in any duplication of benefits. Each applicable Buyer Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations. To the extent applicable in the plan year that contains the Effective Time, the Continuing Employees shall be given credit under the applicable Buyer Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding benefit plan for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

VII. CONDITIONS TO CLOSING

7.1 Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a) Representations and Warranties. The representations and warranties of Buyer in this Agreement which are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as at the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

(b) Performance. The Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c) Officer’s Certificate. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying the fulfillment of the conditions specified in Section 7.1(a) and 7.1(b) hereof.

(d) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

(e) Escrow Agreement. Buyer and the Seller shall have entered into the Escrow Agreement substantially in the form and on the terms of the agreement attached as Exhibit E (the “Escrow Agreement”).

7.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a) Representations and Warranties. The representations and warranties of the Company and the Seller in this Agreement which are qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date) and all other representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a Material Adverse Effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties.

(b) Performance. The Company and the Seller shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Company and the Seller at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an officer of the Company, certifying the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b) hereof.

(d) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

(e) Escrow Agreement. Buyer and the Seller shall have entered into the Escrow Agreement substantially in the form and on the terms of the agreement attached as Exhibit E.

(f) No Material Adverse Effect. There shall not have occurred following the date of this Agreement a Material Adverse Effect.

(g) No Actions. There shall be no pending Action which seeks to restrain, prohibit or invalidate the Acquisition.

VIII. TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of the Seller and Buyer;

(b) at any time after July 15, 2011 (the “Termination Date”), by the Company upon written notice to Buyer, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Company or the Seller;

(c) at any time after the Termination Date, by Buyer upon written notice to the Company, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Buyer;

(d) by either Buyer or the Seller if there shall have been a breach by the other party (which in the case of the right to termination by Buyer, shall include any breach by Seller or the Company) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder in favor of the terminating party and (ii) cannot be cured, or has not been cured within twenty (20) days (the “Cure Period”), following receipt by the other party of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party to this Agreement that shall have breached or failed to perform or observe in any material respect any covenant or obligation contained in this Agreement where such breach or failure to perform would give rise to the failure of a condition set forth in Sections 7.1(a), 7.1(b), 7.2(a) or 7.2(b), as applicable;

(e) by the Buyer in accordance with Section 6.7(a); or

(f) by either Buyer or the Seller if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such Order shall have become final and nonappealable.

8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except (a) this Section 8.2 and the obligations set forth in Sections 6.2(b) and Section IX hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from liability for breach of this Agreement.

IX. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

9.1 Survival of Representations and Warranties and Covenants. The representations and warranties (i) of the Company contained in Sections 3.1, 3.2, 3.3 and 3.18 and of the Seller in 4.1, 4.2 and 4.4 (collectively, the “Special Representations”) and (ii) of the Buyer contained in Sections 5.1 and 5.7 shall survive indefinitely. Each representation and warranty of the Company contained in Section 3.16 shall survive the Closing and continue in full force and effect until the date which is two (2) years from the Closing Date. Each representation and warranty of the Company contained in Section 3.11 the breach of which relates to or results in a Tax and in Section 3.12 shall survive the Closing and continue in full force and effect until the date which is three (3) years from the Closing Date. All other representations and warranties of the Company, Seller and Buyer contained in this Agreement will survive the Closing and will continue in full force and effect until the expiration of twelve (12) months after the Closing Date (in each instance, the end date of the applicable survival period is herein referred to as the “Survival Expiration Date”). No claim for indemnification relating to the representations or warranties contained in this Agreement may be asserted pursuant to this Agreement unless such claim is asserted in writing on or before the Survival Expiration Date. Each covenant of the Seller, the Company, or the Buyer set forth herein shall survive until such time as each such covenant has been fully performed and satisfied. Notwithstanding the foregoing, the covenants set forth in Section 9.10 shall survive until the date that is three (3) years from the Closing Date.

9.2 Indemnification. (a) Subject to Sections 6.7 and 9.4, Buyer and its officers, directors, partners, employees, agents and affiliates, including, after the Closing, the Company and its Subsidiaries (collectively, the “Buyer Indemnified Parties”) shall be entitled to indemnification from Seller (to the extent of a claim after the Closing, solely from the Escrow Funds during the period such funds are held by the Escrow Agent), for any and all Damages to the extent attributable to (i) any breach of any representation or warranty the Company or Seller have made in this Agreement as of the date hereof or as of the Closing (all of which for purposes of this Section 9.2 shall be deemed to have been made as of the Closing Date) or the certificate referred to in Section 7.2(c) or (ii) any breach, violation or default by the Company or Seller of any covenant, agreement or obligation in this Agreement (collectively, the claims made under clauses (i) and (ii), “Buyer Claims”).

(b) Subject to Section 9.4, Buyer shall indemnify and hold the Seller (the “Seller Indemnified Parties”) harmless for any and all Damages to the extent attributable to (i) any breach of any representation or warranty Buyer has made in this Agreement as of the date hereof or as of the Closing (all of which for purposes of this Section 9.2 shall be deemed to have been made as of the Closing Date) or the certificate referred to in Section 7.1(c) or (ii) any breach, violation or default by Buyer of any covenant, agreement or obligation of Buyer in this Agreement (collectively, the claims made under clauses (i) and (ii), “Seller’s Claims”).

9.3 Indemnification Claim Procedures. If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party will promptly give written notice to the Indemnitor and provide the Indemnitor with all relevant information respecting such matter that is in the possession of the Indemnified Party. Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice. An Indemnitor may elect, by notice to the Indemnified Party within thirty (30) days to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or order or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed). If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within thirty (30) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and thereafter promptly assumes such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld). A claim for any matter not involving a third party may be asserted by written notice to the Party from whom indemnification is sought; provided, however, that any Indemnification Claim in respect of any actual or alleged breach of representation or warranty contained herein must be asserted prior to the Survival Expiration Date.

9.4 Limitations on Indemnification Liability. Any claims an Indemnified Party makes under this Section IX will be limited as follows:

(a) Indemnification Cap. Notwithstanding any provision hereof to the contrary, after the Closing, the aggregate amount of Damages for which Buyer Indemnified Parties shall be entitled to indemnification pursuant to this Section IX for breaches of representations and warranties will not exceed the Escrow Amount minus any amounts paid as a Deficit Amount pursuant to Section 2.5(d); provided, however, that such limitation shall not apply with respect to (i) any Damages resulting from or relating to any breach of the Special Representations or the covenants and (ii) any action made with intent to de-fraud by the Seller. Notwithstanding the limitations set forth in the preceding sentences, in no event (other than fraud) shall the Seller’s aggregate Liability for indemnification pursuant to this Agreement exceed the Purchase Price. After the Closing the Escrow Funds shall serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Sections 9.2(a) with respect to breaches of representations and warranties for which indemnification is limited to the Escrow Amount as set forth in the first sentence of this Section 9.4(a) as long as Escrow Funds are held by the Escrow Agent. For the avoidance of doubt, claims for indemnification with respect to the covenants or the Special Representations shall not be limited to the Escrow Funds but after the Closing shall be paid first out of the Escrow Funds before any claim may be made against Seller with respect thereto. The Escrow Funds shall serve as the sole and exclusive source of payment of any claim for indemnification pursuant to Section 9.10 until the date which is two (2) years from the Closing Date and from such date until the date which is three (3) years from the Closing Date, Seller’s aggregate Liability pursuant to Section 9.10 shall be the lower of (i) $2 million and (ii) the Escrow Amount minus any amounts paid as a Deficit Amount pursuant to Section 2.5(d) minus any amounts paid in connection with Buyer Claims pursuant to Sections 9.2(a)(i) prior to the time a claim is properly asserted for a breach of Section 9.10.

(b) Claims Basket. Notwithstanding any provision hereof to the contrary, (i) Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Section IX with respect to any individual claim for indemnification for breach of a representation or warranty, other than for breach of the warranty in clause (i) of Section 3.8(d) prior to the delivery of the Real Property Title Policies, unless and until the amount of Damages incurred by Buyer Indemnified Parties that are the subject of such individual claim exceeds $25,000 (the “Per Claim Basket”) and (ii) Buyer Indemnified Parties shall only be entitled to indemnification pursuant to this Section IX for breach of a representation or warranty, other than for breach of the warranty in clause (i) of Section 3.8(d) prior to the delivery of the Real Property Title Policies, to the extent the aggregate amount of all Damages incurred by Buyer Indemnified Parties for which Buyer Indemnified Parties are entitled to indemnification pursuant to this Section IX exceeds $0.5% of the Purchase Price (the “Basket Amount”), and Buyer Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount. Notwithstanding any provision hereof to the contrary, (i) the Seller Indemnified Parties shall not be entitled to indemnification pursuant to this Section IX with respect to any claim for indemnification unless and until the amount of Damages incurred by the Seller Indemnified Parties that are the subject of such claim exceeds the Per Claim Basket and (ii) the Seller Indemnified Parties shall only be entitled to indemnification pursuant to this Section IX to the extent the aggregate amount of all Damages incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Section IX exceeds the Basket Amount, and the Seller Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount.

(c) Damages Net of Insurance Proceeds, Tax Benefits and Other Third-Party Recoveries. Notwithstanding any provision in this Agreement to the contrary, all Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Section

IX shall be reduced by the amount of insurance proceeds, Tax benefits and other third-party recoveries (other than with respect to indemnification payments) which any Indemnified Party receives or obtains in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party is entitled to any insurance proceeds, Tax benefits or any third-party recoveries (other than with respect to indemnification payments) in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Section IX, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, Tax benefits or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

(d) Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Section IX, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by the Company’s insurance coverage, contribution claims, subrogation or otherwise.

9.5 Expenses. Notwithstanding anything set forth herein to the contrary, if the indemnifying party controlling the defense of an Indemnification Claim is the Seller, the Seller’s costs and expenses incurred in connection with such defense shall be reimbursed to the Seller from the Escrow Funds. In such event, the Seller shall notify the Buyer and the Escrow Agent in writing of the Sellers’s costs and expenses incurred in connection with such defense (an “Expense Notice”). The failure by the Seller to promptly deliver an Expense Notice shall not adversely affect the Seller’s right to reimbursement from the Escrow Amount, except to the extent the Buyer is materially prejudiced thereby. If, by 5:00 p.m. New York time on the 30th day following receipt by the Buyer of an Expense Notice, the Seller and the Escrow Agent have not received from the Buyer notice in writing that the Buyer objects to the claim set forth in the Expense Notice (an “Expense Dispute”), the Escrow Agent shall pay to the Seller from the Escrow Funds the amount set forth in the Expense Notice. If the Buyer timely delivers an Expense Dispute to the Seller, the Buyer on the one hand and the Seller shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Seller is entitled to reimbursement from the Escrow Funds. Following an agreement by the Buyer and the Seller regarding reimbursement from the Escrow Funds, the Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent, setting forth such agreement and instructing the Escrow Agent to release funds from the Escrow Funds in the agreed amount.

9.6 Mitigation of Damages. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Section IX.

9.7 Indemnification Adjustment. All amounts paid with respect to Indemnification Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price.

9.8 Sole and Exclusive Remedy. In the absence of fraud and except for equitable relief, after the Closing, the indemnification provisions contained in this Section IX will constitute the sole and exclusive recourse and remedy of the parties for monetary damages with respect to any breach of any of the representations, warranties or covenants contained in this Agreement with respect to any Buyer Claims or Seller’s Claims, other than with respect to fraud on the part of any Seller. The provisions of this Section IX will not however restrict the right of any party to seek specific performance or other equitable remedies in connections with any breach of any of the covenants contained in this Agreement.

9.9 Release of Escrow. The Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement, which shall specify that (i) the Escrow Funds in excess of $2 million shall be released to the Seller on the fifth Business Day following the first anniversary of the Closing Date; provided, however, that if any claim by an Indemnified Party pursuant to Section IX shall have been properly asserted by any Buyer Indemnified Party pursuant to this Agreement on or prior to the Survival Expiration Date and remains pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (a) the Escrow Funds released to the Seller on such date shall be the amount of Escrow Funds in excess of $2 million then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (b) any Escrow Funds in excess of $2 million following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Seller upon resolution or (if applicable) satisfaction of such Pending Claim and (ii) the remaining Escrow Funds, other than any funds held in escrow related to any Pending Claims, shall be released to the Seller on the fifth Business Day following the second anniversary of the Closing Date; provided, however, that if any claim by an Indemnified Party pursuant to Section IX shall have been properly asserted by any Buyer Indemnified Party pursuant to this Agreement on or prior to the second anniversary of the Closing Date and remains pending on such date, (a) the Escrow Funds released to the Seller on the fifth Business Day following the second anniversary of the Closing Date shall be the remaining Escrow Funds minus the aggregate amount of such claim and (b) any Escrow Funds following such date in respect of any such claim shall be released to the Seller upon resolution or (if applicable) satisfaction of such claim. Each of Buyer and the Seller shall from time to time submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Escrow Funds in accordance with this Section 9.9 and the Escrow Agreement.

9.10 Tax Indemnification. Notwithstanding any provision herein to the contrary, Seller shall indemnify the Company, its Subsidiaries and Buyer and hold them harmless from and against (without duplication), any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion thereof through the end of the Closing Date for any taxable period that includes but does not end on the Closing Date (the “Pre-Closing Tax Period”), and (ii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company and its Subsidiaries as a transferee or successor, by contract or pursuant to law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The provisions of Section 9.4(b) shall not apply to claims pursuant to this Section 9.10.

X. MISCELLANEOUS

10.1 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other actions as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

10.2 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

(a)	If to Buyer or, after the Closing, the Company, to:

Actuant Corporation

N86 W12500 Westbrook Crossing

Menomonee Falls, Wisconsin 53051

Telecopy: (262) 293-7039

Attention: Ted Wozniak

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606

Telecopy: (312) 984-7700

Attention: Helen R. Friedli, Esq.

(b)	If to the Seller, or, prior to Closing, the Company, to:

c/o American Securities LLC

299 Park Avenue, 34th Floor

New York, New York 10171

Telecopy: (212) 697-5524

Attention: Eric Schondorf, Esq.

with a copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Telecopy: (212) 836-8689

Attention: Emanuel Cherney, Esq.

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

10.3 Exhibits and Schedules. Any matter, information or item disclosed in the Disclosure Schedules or other schedules delivered by the Company or the Seller or in any of the Exhibits attached hereto, under any specific representation or warranty or schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is readily apparent. The inclusion of any matter, information or item in any schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company or the Seller to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

10.4 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure of the Company to comply with any term or provision of this Agreement may be waived by Buyer, and any failure of Buyer to comply with any term or provision of this Agreement may be waived by the Company, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.5 Entire Agreement. This Agreement, the Disclosure Schedules, the Letter of Intent, dated May 3, 2011, between the Seller and the Buyer and the exhibits to this Agreement contain the entire understanding of the parties hereto with respect to the subject matter hereof. Except as set forth in Section 6.2(b), this Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

10.6 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

10.7 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto, except that Buyer may assign all or any portion of its rights hereunder to one or more of its affiliates; provided, that no such assignment shall relieve Buyer of its obligations hereunder and Buyer hereby irrevocably and unconditionally guarantees all of any such assignee’s obligations arising under or in connection with this Agreement and the agreements contemplated hereby. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

10.8 No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement, except the D&O Indemnified Persons as set forth in Section 6.8.

10.9 Fees and Expenses; Transfer Taxes. (a) Except as set forth herein, whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement and the consummation of the transactions contemplated hereby.

(b) The Buyer shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement and shall file all Tax Returns related thereto.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this Agreement, “including” shall mean “including without limitation”. As used in this Agreement, “made available” shall mean posted in the Intralinks online database title Project Haymaker in a manner that Buyer has full access to prior to the date which is three (3) Business Days prior to the date hereof through the date hereof.

10.12 Forum; Service of Process. Any legal suit, action or proceeding brought by any party or any of its affiliates arising out of or based upon this Agreement shall only be instituted in any federal or state court in Delaware, and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

10.13 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding choice of law principles that would require the application of the laws of a jurisdiction other than the State of Delaware.

10.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.15 Release. Effective as of immediately prior to the Closing, the Company, for itself and on behalf of its equityholders, successors and assigns (together the “Releasing Parties”), (a) does hereby, absolutely, unconditionally, and irrevocably release and forever discharge the Seller, the American Securities Funds and American Securities LLC and each of their past and present, direct and indirect equityholders, officers, managers, directors, predecessors, successors, assigns, and employees (other than those Persons who are also employees of the Company or any Subsidiary) (the “Selling Entity Releasees”) of and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any kind or nature whatsoever that relate to or arise out of (i) the direct or indirect ownership of the Company by the Seller and the American Securities Funds, (ii) any management or similar services provided by the Selling Entity Releasees in connection with such ownership and (iii) any other actions taken by the Selling Entity Releasees in connection with the Company or any of its Subsidiaries, in law, in equity, or mixed, which any Releasing Party has ever had, now has or which the Releasing

Parties hereafter can, shall or may have, whether or not now known, from the beginning of the world to the Closing Date, and (b) acknowledges and agrees that such Releasing Party is expressly waiving all such claims, even those the Releasing Party may not know or suspect to exist, which if known may have materially affected the decision to provide this Release, and (c) waives any rights of such Releasing Party under applicable Law that provide to the contrary, other than (i) with respect to any act of actual fraud, and (ii) its obligations under this Agreement and any agreements or documents entered into in connection herewith. Accordingly, Buyer acknowledges and agrees that following the Closing, it will not (and will cause its Subsidiaries (including the Company) and other Affiliates and all Persons acting on their behalf to not) assert any claim or cause of action against the Seller, or hold Seller liable with respect thereto, except with respect to the matters referred to in clauses (i) and (ii) of the preceding sentence.

10.16 Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce and party’s obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 10.15 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

10.17 Conflicts and Privilege. Buyer hereby waives and agrees not to assert, and agrees to cause Buyer and each of its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of the Seller or any officer, employee or director of the Company or any of its Subsidiaries in any matter involving this Agreement or any other agreements or transactions contemplated hereby (including any litigation, arbitration, mediation or other proceeding), by Kaye Scholer LLP. Buyer and the Company further agree that, as to all communications between Kaye Scholer LLP, the Company and Seller that relate in any way to the transactions contemplated by this Agreement, the attorney/client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller, and shall not pass to or be claimed or controlled by the Company; provided that the Seller shall not waive such attorney/client privilege other than to the extent appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and the other agreements referred to herein. Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Company and a Person other than Seller after the Closing, the Company may assert the attorney/client privilege to prevent disclosure of confidential communications by Kaye Scholer LLP to such Person.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASCP—WEASLER HOLDINGS LLC
By:	ASP Manager Corp., its manager
By:	/s/ Marc Saiontz
Name: Marc Saiontz
Title: Authorized Signatory

ASCP—WEASLER HOLDINGS, INC.
By:	/s/ Marc Saiontz
Name: Marc Saiontz
Title: Authorized Signatory

WEASLER ENGINEERING, INC.
By:	/s/ James Hawkins
Name: James Hawkins
Title: President

ACTUANT CORPORATION
By:	/s/ Andrew Lampereur
Name: Andrew Lampereur
Title: Chief Financial Officer